AGREEMENT

BY AND BETWEEN THE PARTIES: **Cardstakes.com, a Nevada Corporation with offices at Suite 806 – 1288 Alberni St. , Vancouver, British Columbia, Canada, V6E 4N5, being represented by Robert Klein, President, hereinafter "Cardstakes".**

AND

Kevin Bergman, who has an office located at Suite 12 - 1060 South Main St., Brigham City, Utah, 84302.

RECITALS:

Cardstakes.com is a Nevada Corporation with 587 registered shareholders, which expects to be trading on the Nasdaq OTC Bulletin Board in the United States of America Public Markets in the first quarter of 2004 and is desirous of acquiring an asset to work with and increase in value for the benefit of its shareholders. Kevin Bergman is the owner of a mineral asset, in the form of certain Federal Mining Claims (claims) known as Lode Mining Claims TK 1, TK 2, TK 3, TK 4, TK 5, TK 6, TK 7, TK 8, TK 9, TK 10 (about 20 acres each) located in Lander County, Nevada, in sections 14 and 23, Township 31N, Range 43E, in the Mt. Diablo meridian.

Kevin Bergman will transfer a ninety-percent (90%) ownership in the claims, retaining a non-assessable, carried ten-percent (10%), and Cardstakes agrees to acquire and take full responsibility for the claims for the purpose of increasing the claims value.

UNDER THE TERMS AND CONDITIONS AS FOLLOWS:

(1) Cardstakes, upon signing this agreement, will pay the sum of $1,000.00 USD to Kevin Bergman and will issue 100,000 Cardstakes shares to Kevin Bergman and/or his nominees; which stock will be classified as being under rule 144 of the Securities and Exchange Commission for a period of one year, with trading restrictions under rule 144 for another year.

(2) It is the intention of Cardstakes.com and the understanding of Kevin Bergman that the stock of Cardstakes will be in the near future be rolled back on a two-for-one basis and change its name to Legacy Mining Ltd. The stock of Kevin Bergman will remain at 100,000 post split shares of Legacy Mining Ltd.

(3) Cardstakes will, in addition to the treasury stock being transferred to Kevin Bergman and/or his nominees upon signing this agreement, agree to a further payment of $5,000.00 USD in cash or stock equivalent of Cardstakes shares to Kevin Bergman, ninety (90) days from the date of this agreement.

(4) Cardstakes will subsequently agree to further payments of $2,000.00 USD in cash or stock equivalent of Cardstakes shares to Kevin Bergman, payable on the 15th day of every month for ten (10) months, beginning with the 15th of ~~March~~ APRIL 2004. KB 3/8/04

(5) Kevin Bergman will have the option to choose either cash or stock in all payments due to him and/or his nominees.

(6) The ten-percent (10%) retained interest of Kevin Bergman in the claims is non-assessable, meaning that Cardstakes cannot make a funds call to Kevin Bergman and /or his nominees for any reason whatsoever and cannot for any reason reduce the ten-percent (10%) retained interest. In the event of Cardstakes selling their interest in the claims, Kevin Bergman would continue to have a ten-percent (10%) non-assessable interest ownership under the same terms and conditions of this agreement, unless Kevin Bergman agrees to sell his interest to the purchaser of Cardstakes' interest. In any event Cardstakes has a first right of refusal to purchase the retained interest of Kevin Bergman, should Kevin Bergman decide to sell his interest. In addition, and in the event that Cardstakes for any reason decides to sell their interest in the claims within thirteen (13) months from the date of signing this agreement, it will be entirely Cardstakes' decision.

(7) Kevin Bergman will prepare and submit all required paperwork for yearly mining claim Assessment Work, State of Nevada fees for each claim, State of Nevada Mining Permits, State of Nevada exploration permits, State of Nevada Reclamation programs, and yearly reportable mining tax forms, etc., and any other paperwork that may be required by the Local, State or Federal governments. Cardstakes will pay the actual fees as required by a check made out to the proper government office to be submitted with the paperwork prepared by Kevin Bergman. Fees for the years 2003/2004 become due September 1 and the necessary amounts will be provided to Cardstakes by Kevin Bergman

(8) The State of Nevada requires that work must be performed on the claims each year before the 1st of September and recorded at the mining office. Cardstakes will be responsible to insure that this assessment work is accomplished. Kevin Bergman will assist Cardstakes, but the ultimate responsibility will be with Cardstakes. Mining Claim assessment work basically consists of performing a minimum of $100.00 worth of work per claim, per year before 1st day of September. Assessment work can be Labor, Equipment time, sampling, basically anything that improves the claims. Kelvn Bergman must notify Cardstakes of requirements on a timely basis.

(9) In the event that Cardstakes does not perform the required assessment work on the claims by or before August 1st of any year, Kevin Bergman reserves the right to perform that work under Nevada State Law. Further, if Cardstakes does not pay the required fees by the State of Nevada on or before October 20th of any year, Kevin Bergman reserves the right to pay the fees under Nevada State Law.

Ken B

(4) Cardstakes will subsequently agree to further payments of $2,000.00 USD in cash or stock equivalent of Cardstakes shares to Kevin Bergman, payable on the 15th day of every month for ten (10) months, beginning with the 15th of ~~March~~ APRIL 2004.

(5) Kevin Bergman will have the option to choose either cash or stock in all payments due to him and/or his nominees.

(6) The ten-percent (10%) retained interest of Kevin Bergman in the claims is non-assessable, meaning that Cardstakes cannot make a funds call to Kevin Bergman and /or his nominees for any reason whatsoever and cannot for any reason reduce the ten-percent (10%) retained interest. In the event of Cardstakes selling their interest in the claims, Kevin Bergman would continue to have a ten-percent (10%) non-assessable interest ownership under the same terms and conditions of this agreement, unless Kevin Bergman agrees to sell his interest to the purchaser of Cardstakes' interest. In any event Cardstakes has a first right of refusal to purchase the retained interest of Kevin Bergman , should Kevin Bergman decide to sell his interest. In addition, and in the event that Cardstakes for any reason decides to sell their interest in the claims within thirteen (13) months from the date of signing this agreement, it will be entirely Cardstakes' decision.

(7) Kevin Bergman will prepare and submit all required paperwork for yearly mining claim Assessment Work, State of Nevada fees for each claim, State of Nevada Mining Permits, State of Nevada exploration permits, State of Nevada Reolamation programs, and yearly reportable mining tax forms, etc., and any other paperwork that may be required by the Local, State or Federal governments. Cardstakes will pay the actual fees as required by a check made out to the proper government office to be submitted with the paperwork prepared by Kevin Bergman. Fees for the years 2003/2004 become due September 1 and the necessary amounts will be provided to Cardstakes by Kevin Bergman

(8) The State of Nevada requires that work must be performed on the claims each year before the 1st of September and recorded at the mining office. Cardstakes will be responsible to insure that this assessment work is accomplished. Kevin Bergman will assist Cardstakes, but the ultimate responsibility will be with Cardstakes. Mining Claim assessment work basically consists of performing a minimum of $100.00 worth of work per claim, per year before 1st day of September. Assessment work can be Labor, Equipment time, sampling, basically anything that improves the claims. Keivn Bergman must notify Cardstakes of requirements on a timely basis.

(9) In the event that Cardstakes does not perform the required assessment work on the claims by or before August 1st of any year, Kevin Bergman reserves the right to perform that work under Nevada State Law. Further, if Cardstakes does not pay the required fees by the State of Nevada on or before October 20th of any year, Kevin Bergman reserves the right to pay the fees under Nevada State Law.

(10)Cardstakes agrees to conduct itself concerning the claims in a manner so as to not cause the claims to suffer any undue legal or other undesirable problems.

(11) Cardstakes agrees to expand the claims boundaries, and in the event any of the claims become invalid, to make any substituted claims a part of this agreement, as might be necessary, to protect the rights of Kevin Bergman and the Cardstakes shareholders.

(12)The parties both Cardstakes and Kevin Bergman agree that time is of the essence in all particulars of this agreement.

(13)The parties both Cardstakes and Kevin Bergman agree that this agreement can be expanded by mutual consent upon the terms and conditions herein.

(14)The parties agree that this agreement constitutes the entirety of the agreement between the parties and any other agreements either verbal or written are of no consequence concerning this agreement other than some particular consultants / finders fees which apply and are understood by the principal parties.

Signed and Agreed to this 15TH day of December 2003 by the parties,

Cardstakes.com

By its: PRESIDENT

Kevin Bergman

I Testify that the above signature is that of Kevin Bergman who is known to me.

Pamela N. Smith

PAMELA N. SMITH
Notary Public
State of Utah
My Commission Expires 12-01-04
339 West 100 South #1 Springville, UT 84663